INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made as of this       day of October, 1986 by and between MERRILL
LYNCH INSTITUTIONAL INTERMEDIATE FUND, a Massachusetts business trust (the "Fund"), and MERRILL LYNCH ASSET MANAGEMENT, INC., a Delaware corporation (the "Investment Adviser");

                             W I T N E S S E T H:

     WHEREAS, the Fund is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Investment Company Act");

     WHEREAS, the Investment Adviser is engaged principally in rendering management services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

     WHEREAS, the Fund desires to retain the Investment Adviser to render investment supervisory and corporate administrative services to the Fund in the manner and on the terms hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund and the Investment Adviser hereby agree as follows:

     ARTICLE 1. Duties of the Investment Adviser. The Fund hereby employs the Investment Adviser to act as the manager and investment adviser of the Fund and to furnish, or to arrange for affiliates to furnish, the Fund with investment advisory and administrative service and to administer its affairs, subject to the supervision of the Board of Trustees of the Fund for the period and on the terms and conditions set forth in this Agreement. The Investment Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Investment Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

           (a) Investment Advisory Services. In acting as investment adviser to the Fund, the Investment Adviser shall regularly provide the Fund with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of its funds and shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund may invest, subject always to the restrictions of the Fund's Declaration of Trust and By-Laws, as amended from time to time, the provisions of the Investment Company Act, and the statements relating to the Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective prospectus of the Fund under the Securities Act of 1933 (the "Prospectus"). Should the Board of Trustees of the Fund at any time, however, make any definite determination as to investment policy and notify the Investment Adviser thereof, the Investment Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Investment Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, the Investment Adviser is directed at all times to seek to obtain for the Fund the most favorable execution and price within the meaning of such terms as determined by the Board of Trustees and set forth in the Prospectus. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, and other applicable provisions of law, nothing shall prohibit the Investment Adviser from selecting brokers or dealers with which it or the Fund is affiliated if permitted by applicable law or regulation.

           (b) Administrative Services. In addition to the performance of investment advisory services, the Investment Adviser shall perform, or supervise the performance of, administrative services in connection with the management of the Fund, including processing share orders, administering shareholder accounts and handling shareholder relations. In this connection, the Investment Adviser agrees to (i) assist in supervising all aspects of the Fund's operations, including the coordination of all matters relating to the functions of the custodian, transfer agent, other shareholder service agents, accountants, attorneys and other parties performing services or operational functions for the Fund, (ii) provide the Fund, at the Investment Adviser's expense, with the services of persons competent to perform such administrative and clerical functions as are necessary in order to provide effective administration of the Fund, and (iii) provide the Fund, at the Investment Adviser's expense, with adequate office space and related services necessary for its operations as contemplated in this Agreement. The Fund agrees that the Investment Adviser may arrange for the provision of services and the performance of functions referred to in this subsection (b) by Merrill Lynch Funds Distributor, Inc., or other affiliates of Merrill Lynch & Co., Inc.

     ARTICLE 2. Allocation of Charges and Expenses.

           (a) The Investment Adviser. The Investment Adviser assumes and shall pay for maintaining the staff and personnel, and shall at its own expense provide the equipment, office space and facilities necessary to perform its obligations under this Agreement, and shall pay all compensation of officers of the Fund and the fees of all Trustees of the Fund who are affiliated persons of Merrill Lynch & Co., Inc. or its subsidiaries.

           (b) The Fund. The Fund assumes and shall pay all expenses of the Fund, including, without limitation: organization costs, taxes, expenses for legal and auditing services, costs of printing proxies, stock certificates, shareholder reports and prospectuses (except to the extent paid by the Distributor), charges of the Custodian and Transfer Agent, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under federal and state securities laws, fees and expenses of directors who are not affiliated persons of Merrill Lynch & Co., Inc. or its subsidiaries, accounting and pricing costs (including the daily calculation of net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund.

     ARTICLE 3. Compensation of the Investment Adviser.

           (a) Investment Advisory Fee. For the services rendered, the facilities furnished and expenses assumed by the Investment Adviser, the Fund shall pay to, the Investment Adviser at the end of each calendar month a fee at an annual rate of 0.40% of the average daily value of the net assets of the Fund, as determined and computed in accordance with the description of the determination of net asset value contained in the Prospectus. During any period when the determination of net asset value is suspended by the Board of Trustees of the Fund, the net asset value as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

           (b) Expense Limitations. In the event the operating expenses of the Fund, including the investment advisory fee payable to the Investment Adviser pursuant to subsection (a) hereof, for any fiscal year ending on a date on which this Agreement is in effect exceed the expense limitations applicable to the Fund imposed by state securities laws or published regulations thereunder, as such limitations may be raised or lowered from time to time, the Investment Adviser shall reduce its investment advisory fee by the extent of such excess and, if required pursuant to any such, laws or regulations, will reimburse the Fund in the amount of such excess; provided, however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund. Whenever the expenses of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amounts of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the advisory fee due to the Investment Adviser. Should two or more such expense limitations be applicable as at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Investment Adviser's fee shall be applicable.

     ARTICLE 4. Limitation of Liability of Trustees, Shareholders, Officers, Employees and Agents. The Declaration of Trust establishing the Fund, dated September 10, 1986, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Institutional Intermediate Fund" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Fund may be held to any personal liability, nor may resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Fund but the Fund Property only shall be liable.

     ARTICLE 5. Limitation of Liability of the Investment Adviser. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with any investment policy or the purchase, sale or redemption of any securities on the recommendation of the Investment Adviser. Nothing herein contained shall be construed to protect the Investment Adviser against any liability to the Fund or its security holders to which the Investment Adviser shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Fund, reckless disregard of the Investment Adviser's obligations and duties under this Agreement or the violation of any applicable law. As used in this Article 5, the term "Investment Adviser" shall include any affiliates of the Investment Adviser performing services for the Fund contemplated hereby and directors, officers and employees of the Investment Adviser and such affiliates.

     ARTICLE 6. Activities of the Investment Adviser. The services of the Investment Adviser under this Agreement are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is understood that trustees, officers, employees and the shareholders of the Fund are or may become interested in the Investment Adviser, as directors, officers, employees or shareholders or otherwise of the Investment Adviser and, are or may become similarly interested in the Fund, and that the Investment Adviser is or may become interested in the Fund as shareholder or otherwise.

     ARTICLE 7. Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written and shall remain in force for two years and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund on sixty days notice to the Investment Adviser, or by the Investment Adviser, on sixty days written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment.

     ARTICLE 8. Amendments of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Trustees of the Fund, or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of those Trustees of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     ARTICLE 9. Definition of Certain Terms. The terms "vote of a majority of the outstanding voting securities", "assignment", "interested person" and "affiliated person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

     ARTICLE 10. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New Jersey, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             MERRILL LYNCH INSTITUTIONAL
                             INTERMEDIATE FUND


                              By
                                 ---------------------------
                                          President


 ATTEST:


------------------------
       Secretary



                             MERRILL LYNCH ASSET MANAGEMENT, INC.


                              By
                                 ---------------------------
                                          President


 ATTEST:


------------------------
       Secretary